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                                                            EXHIBIT C


                     WASATCH-HOISINGTON U.S. TREASURY FUND

INVESTMENT OBJECTIVE

         The primary investment objective of the Fund is to provide a real rate of return over a market cycle by investing in U.S. treasury securities with an emphasis on both income and capital appreciation. In pursuing its objective, at least 90% of the Fund's total assets will be invested in U.S. treasury securities and in repurchase agreements collateralized by such securities. The remainder of the Fund's portfolio can also be invested in high-quality money market instruments, cash equivalents and cash, which in the opinion of the Manager/Sub-Adviser present only minimal credit risks.

         The Fund is not limited as to the maturities of its portfolio investments and, to the extent consistent with its investment objectives, may take full advantage of the entire range of maturities offered. The Manager/Sub-Adviser may adjust the average maturity (effective duration) of the Fund's portfolio from time to time depending upon its assessment of national and international economic and interest rate trends, changes in inflationary pressures, and the value of long treasury bonds relative to inflation. Under normal market conditions, it is expected that over the course of a business cycle, the effective duration of the Fund will vary from less than a year to a maximum of 15 years. In terms of maturity, it will range from less than a year to a maximum of 30 years.

         An investment in the Fund involves certain risks. These include the following:

         Credit Risk. Credit Risk is the risk that the issuer of a debt security will fail to make payments on the security when due. The Manager/Sub-Adviser seek to limit credit risk by investing primarily in U.S. treasury securities and in repurchase agreements collateralized by such securities. Treasury securities means securities which are direct obligations of the United States treasury such as bonds, notes and bills. Treasury bills are issued on a discount rate basis and have a maturity of one year or less. Longer-dated treasury securities are issued with interest paid semi-annually to holders. Notes are generally issued in maturities of ten years and shorter, and bonds are currently issued with a maturity of 30 years. Unlike corporate bonds or government agency securities, all treasury securities are direct obligations of the U.S. government varying only in maturity and coupon. Treasury securities generally are viewed as carrying minimal credit risk.

         Interest Rate Risk. Interest rate risk is the risk that the value of a fixed-rate debt security will decline due to changes in market interest rates. Even though some interest-bearing securities are investments which offer a stable stream of income at relatively high current yields, the prices of such securities are affected by changes in interest rates and are therefore subject to market price fluctuations. The value of fixed income securities varies inversely with changes in market interest rates. When interest rates rise, the value of the Fund's portfolio securities, and therefore its net asset value per share, generally will decline. In general, the value of fixed-rate debt securities with longer maturities is more sensitive to changes in market interest rates than the value of such securities with shorter maturities.
Thus, if the Fund is invested in securities with longer weighted average maturities, the net asset value of the Fund should be expected to have greater volatility in periods of changing market interest rates.

         If the Manager/Sub-Adviser forecast that interest rates will decrease, the average maturity of the portfolio can be extended out to 30 years. If the Manager/Sub-Adviser forecast an increase in interest rates, a defensive policy may be more appropriate, and the Manager/Sub-Adviser may deem it prudent to reduce the average maturity of the portfolio to less than one year.





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         Effective duration estimates the interest rate risk (price volatility)
of a security, i.e., how much the value of the security is expected to change with a given change in interest rates. The longer a security's effective duration, the more sensitive its price is to changes in interest rates. For example, if the interest rate were to increase by 1% on a bond with an effective duration of 5 years, the price of the bond would decline by 5%. Similarly, if the interest rate were to increase by 1% on a bond with an effective duration of 15 years, the price of the bond would decline by 15%. At a yield of 7%, the effective duration of a 30-year U.S. treasury bond is about 13 years. It is important to understand that, while a valuable measure, effective duration is based on certain assumptions and has several limitations. It is most useful as a measure of interest rate risk when interest rate changes are small, rapid and occur equally across all the different points of the yield curve.

         Repurchase Agreements. The Fund may enter into repurchase agreements with respect to U.S. treasury securities. A repurchase agreement involves the purchase by the Fund of treasury securities with the condition that after a stated period of time the original seller (a member bank of the Federal Reserve System or a recognized securities dealer) will buy back the same securities ("collateral") at a predetermined price or yield. Repurchase agreements involve certain risks not associated with direct investments in securities. In the event the original seller defaults on its obligation to repurchase, as a result of its bankruptcy or otherwise, the Fund will seek to sell the collateral, which action could involve costs or delays. In such case, the Fund's ability to dispose of the collateral to recover such investment may be restricted or delayed. While collateral will at all times be maintained in an amount equal to the repurchase price under the agreement (including accrued interest due thereunder), to the extent proceeds from the sale of collateral were less than the repurchase price, the Fund would suffer a loss. Repurchase agreements maturing in more than seven days are considered illiquid and subject to the Fund's restriction on investing in illiquid securities.

         Lending of Portfolio Securities. Consistent with applicable regulatory requirements, the Fund may lend its portfolio securities (principally to broker-dealers) where such loans are callable at any time and are continuously secured by collateral (cash or government securities) equal to no less than the market value, determined daily, of the securities loaned. The Fund will receive amounts equal to interest on the securities loaned. The Fund will also earn income for having made the loan. The Fund will limit its loans of portfolio securities to an aggregate of 33 1/3% of the value of its total assets, measured at the time such loan is made. ("Total assets" of the Fund includes the amount lent as well as the collateral securing such loans.) In determining whether the Fund meets the requirement that at least 90% of its total assets be invested in U.S. treasury securities, the Fund will consider the securities lent as well as the collateral securing such loans.

         As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower of the securities fail financially. However, the Fund will only enter into loan arrangements with broker-dealers, banks or other institutions which either the Manager or the Sub-Adviser has determined are creditworthy under guidelines established by the Company's Board of Directors. The Fund may also experience a loss if, upon the failure of a borrower to return loaned securities, the collateral is not sufficient in value or liquidity to cover the value of such loaned securities (including accrued interest thereon). Apart from lending its securities, investing in repurchase agreements, and acquiring debt securities, as described in the Prospectus and Statement of Additional Information, the Fund will not make loans to other persons.

         The rate of turnover in the Fund will vary substantially from year to year depending on market opportunities. During some periods, turnover will be well below 50% but at other times could exceed 200% annually. While such portfolio adjustments may require the sale of securities prior to their maturity date, the goal of such transactions will be either to increase income and/or to change the duration of the over-all portfolio.